Exhibit 99.2

Operator’s Opening Script:

Welcome to the Fourth Quarter 2019 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause the Company’s actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2019 filed on March 19, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Also, during today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The company has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the 4th quarter 2019 investor presentation for HTI and part of the 2019 Annual Report on Form 10-K for HTI (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box in the lower right of the screen and a member of our investor relations group will follow-up to answer questions directly after the presentation. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

I would now like to turn the call over to Michael Weil, Chief Executive Officer of AR Global. Please go ahead.

Opening Script

Hi, this is Mike Weil, CEO of AR Global. I would like to take a few minutes to update you all about the AR Global platform before going into the 4th quarter webinar materials.

Although this call is a fourth quarter review, we’d be remiss if we didn’t acknowledge the on-going COVID-19 pandemic. As we’re all focused on the health of our families and the country at large, we wanted to provide a corporate update to shareholders. While we are doing our part to be responsible global corporate citizens, we remain confident, believing that our business is in good order and that our tenants are strong. We will continue to focus on building and managing high-quality portfolios that are committed to the differentiated investment strategies that define our two publicly traded and two public, non-traded REITs. We believe that the current disruption in global markets could result in the availability of favorable debt terms and lowered competition for high-quality acquisitions. Our objective, at the appropriate time, is to take the steps necessary to capitalize on these opportunities. The portfolio of each of our REITs are already stocked with tenants who have investment-grade credit, provide essential or in-demand services, and are likely to continue to operate, whether physically in the space they lease from us or virtually, throughout the duration of the crisis.

During 2019 and during the first three months of 2020, many economic and political developments in the U.S. and abroad have dominated the headlines and caused market disruptions. Central banks around the world have been responding to global economic slowdowns prompted by international trade disputes and concerns related to the COVID-19 Coronavirus by cutting interest rates and adjusting monetary policy in order to stimulate their economies and promote credit and business investment. While most central banks were already supporting a low interest rate environment, the reduction of the Federal Funds rate in the U.S., even before the Coronavirus became a global event, marked a major reversal of monetary policy from the past decade. The Fed Funds rate in 2019 had risen to a high of 2.45%, a level not seen since before the financial crisis, and is currently effectively zero after further reductions by the US Federal Reserve. Recently, and in light of the many unknowns surrounding the coronavirus and the upcoming presidential election, we have witnessed a significant increase in the VIX, a measure of volatility and investor uncertainty. In general, a VIX of over 20 indicates a high degree of volatility. In recent weeks we have seen VIX values of at least 35 and beyond 75 as the market responds to developments on political and world healthcare fronts. We anticipate that a heightened degree of volatility will persist throughout the resolution of the COVID-19 pandemic and the presidential election in November.

The REITs on AR Global’s platform capitalized on business opportunities presented by market uncertainty to deliver a strong finish to 2019, capturing strong investment spreads by completing acquisitions at what we believe are attractive cap rates while financing at relatively low-interest rates, as well as taking advantage of opportunities to raise equity.

American Finance Trust (NASDAQ symbol AFIN) completed an $87 million Series A Preferred Stock add-on at a lower effective yield than the initial offering and raised an additional $32 million through its ATM program to help fund over $420 million of acquisitions during 2019. AFIN also completed an inaugural $242 million asset backed security financing (ABS) which diversified and provided flexibility to the Company’s capital structure. AFIN’s portfolio, as of the end of 2019, consisted of 819 properties in 46 states and the District of Columbia. Portfolio occupancy was over 94.5% on over 18 million square feet of rentable space with average annual rent escalators of 1.3% and 8.8 years of remaining lease term. 100% of the straight-line rent generated by AFIN’s top ten tenants comes from actual or implied investment grade rated tenants. Please refer to AFIN’s most recent earnings release (available on AFIN’s website at www.americanfinancetrust.com) for more information about what AFIN considers to be implied investment grade tenants. We believe the quality and stability of AFIN’s earnings serves as an important differentiator for the company. We are confident that the long-term net lease structure of many of AFIN’s leases will help ensure the REIT from volatility as it continues to provide shareholders with consistent, dependable income through a portfolio of best of class assets. We have continued to close on AFIN’s pipeline with over $50 million of acquisitions closed during the quarter ended March 31, 2020, throughout the recent market turmoil.

Our other publicly traded REIT, Global Net Lease (NYSE symbol GNL), completed an $86.2 million Series B Preferred Stock offering at a lower yield than its initial Series A offering while raising an additional $298 million through its ATM programs to help fund acquisitions and capital expenditures of $576.4 million during 2019. GNL closed 2019 and entered 2020 well-positioned for steady and deliberate growth through its portfolio of industrial, distribution and office assets net leased on a long-term basis to primarily investment grade tenants. Please refer to GNL’s most recent earnings release (available on GNL’s website at www.globalnetlease.com) for more information about what GNL considers to be implied investment grade tenants. During the year, GNL closed on 39 acquisitions, well balanced between industrial and office properties located primarily in the United States. The weighted average cap rate for these acquisitions was 7.4% with a weighted average remaining lease term of 12.5 years at closing. In December, the company closed on the first part of a $180 million US and European sale-leaseback transaction with Whirlpool, a Fortune 150 company. We closed on the second part of this transaction in the first quarter. GNL’s $3.7 billion of real estate investment at cost, 278 property, 31.6 million square feet portfolio, as of December 31, 2019, is of the highest quality, producing steady, predicable cash flow that generates growth with embedded annual rent escalators. As of the end of the fourth quarter, the portfolio was 99.6% leased with a weighted average lease term remaining of 8.3 years and 68.2% of straight-line rent coming from actual or implied investment grade tenants. 93.2% of leases have embedded contractual rent growth, providing further predictable upside going forward.

On the non-traded REIT front, Healthcare Trust, Inc. (“HTI”) completed a $40 million Series A Preferred Stock offering. HTI’s Series A Preferred Stock trades on the NASDAQ under the ticker symbol HTIA and is the first example of NASDAQ traded preferred shares ever issued by a non-traded REIT. HTI was extremely active in both the debt and equity capital markets last year as we accessed capital markets at opportunistic times and leveraged our banking relationships to create an industry-first security, funding growth and lowering interest expense.

HTI continues its focus on two strong healthcare real estate segments: Medical Office Building (“MOB”) and Seniors Housing Operating Properties (“SHOP”). During 2019, the company closed on $85.4 million of real estate while maintaining modest net leverage of 38%. Please refer to HTI’s investor presentation expected to be filed April 1, 2020 (available on HTI’s website at healthcaretrustinc.com) for HTI’s definition of net leverage. During the fourth quarter, the issuance of Series A Preferred Stock served as an introduction for HTI to the public markets and the institutional investor community. It demonstrated an innovative approach for a non-traded REIT and provided proceeds to help fund its acquisition pipeline.

Lastly, we were focused on the leasing program for New York City REIT (“NYCR”), an AR Global advised REIT which invests in New York City real estate. As of the end of February, we have executed leases for which rent has not yet commenced for 42,600 square feet at 9 Times Square, 123 William Street and 1140 Avenue of the Americas. We have a further forward pipeline of over 50,000 square feet of new leases and lease renewals that we are negotiating. We continue to focus on strategic objectives, emphasizing new and renewal leasing activity, maintaining an efficient capital structure and pursuing selective acquisitions.

I am proud of the steady accomplishments we continue to record for each of the four REITs on the AR Global platform. Today these REITs own more than $12 billion in assets in 8 countries. Over 1,000 unique tenants occupy our 1,298 properties over 61 million square feet. As of the applicable proxy record dates for 2020 annual meetings, we have over 135,000 shareholders who own stock in our companies directly or beneficially. Our REITs rely on AR Global’s professionals across six offices in New York, San Diego, London, Newport, RI, Luxembourg, and Jenkintown, PA, to provide steady growth and quality of earnings through value enhancing initiatives.

In closing, I would like to thank you for your support and confidence in AR Global and the REITs we advise. While no one yet knows the global economic impact of the current pandemic, we continue to work hard as a manager and with our tenants to insure continued successful operations at our properties. To be sure, the current challenge is one that will impact every business and, although we don’t underestimate the significance of COVID-19, we believe this is a short to midterm crisis. Once it is resolved, we believe that the strength of our high-quality portfolios will be apparent. As we look ahead to 2020 and beyond, we are committed to executing on our investment objectives across our platform in order to achieve strong steady results for our stockholders. I would like to thank you for joining us on today’s call and wish you and your families good health during this turbulent time. We will now begin today’s presentation.

HTI Webinar Script

Slide 3: COVID-19 Update

While the ultimate global impact of the pandemic, including our properties, is still unknowable, we believe that definitive action taken by the Company’s SHOP team in response to the threat of the COVID-19 virus has helped, and will continue to help us confront this challenge. We believe that preventative actions that were implemented in early March, including restriction of visitation except in very limited and controlled circumstances, the practice of social distancing measures, and the immediate screening of all persons entering our facilities have helped prevent the introduction of the virus into the seniors housing properties that we own which are operated on behalf of our third party operators. Enhanced training for staff members, the implementation of Telehealth to help residents be safe while keeping appointments with important, but non-emergency health providers, virtual tours for potential new residents, and agreements between some of our facilities and local lab partners to provide testing services, if necessary, are only some of the additional steps we have taken to address this crisis. In the absence of visitors, outside vendors and the observance of other precautionary measures, our on-site team members and caregivers have stepped in to provide care for our residents that far exceeds meeting just their medical needs.

Slide 4: Strategic Overview

Healthcare Trust, Inc. is a $2.5 billion healthcare real estate portfolio primarily focused on two strong and healthy segments – Medical Office Buildings (known as “MOB”) and Seniors Housing Operating Properties (“SHOP” properties). These two segments represent over 92% of HTI’s net operating income with the balance coming from triple net leased healthcare facilities. The MOB portfolio continues to generate predictable and stable cash flows with contractual rent increases, and we like the SHOP portfolio because we believe US demographics support sustained demand for seniors housing. Additionally, we are focused on transitioning underperforming triple net senior housing assets to the SHOP structure whereby we will gain more control over the operations, which we believe will allow us to improve operating performance.

HTI has a high-quality portfolio of 193 healthcare properties comprised of 49% MOB, 43% SHOP and 8% triple net properties. We continue to grow our portfolio through a robust acquisition program, including $189.2 million of total acquisitions closed in 2019 and through February 29, 2020. We have a conservative balance sheet with modest net leverage of 38% and a weighted-average interest rate of only 4%. Our experienced management team has a proven track record and significant public REIT experience and significant operating experience in the team that manages our SHOP portfolio.

Slide 5: Portfolio Snapshot

As of December 31, 2019, HTI owned 193 properties, totaling approximately 9.4 million rentable square feet spread out over 31 states. The portfolio consisted of 113 medical office buildings, 61 seniors housing operating properties, which includes two land parcels, 4 triple net leased seniors housing properties, 8 post-acute and skilled nursing facilities, 6 hospitals, and 1 development property in Jupiter, Florida.

The medical office buildings were 90.9% occupied with a weighted average remaining lease term of 4.9 years. The seniors housing operating properties were 85.7% occupied and the seniors housing triple-net leased properties were 100% occupied with a weighted average remaining lease term of 11.0 years. The post-acute/skilled nursing properties were 100% leased at year-end with a weighted average remaining lease term of 7.8 years. We also own six hospitals which were 90.7% leased with a weighted average remaining lease term of 7.1 years.

HTI’s MOB and NNN portfolio is nearly 92% leased to top U.S. Healthcare brands.

Slide 6: Dynamic Portfolio Fundamentals

We are extremely pleased with HTI’s portfolio mix, with a significant focus on MOB and SHOP. As we grow the portfolio, we plan to continue emphasizing these property types within our acquisition strategy.

We have elected to focus on Medical Office Buildings due to growing demand from tenants as the ever-evolving healthcare system in the US encourages medical professionals to consolidate practices and locate near hospital campuses. We believe that our increasing occupancy rates year-over-year are evidence of this in practice. Revenues from MOBs, as compared to skilled nursing facilities, are subject to far less government reimbursement exposure. This allows us to underwrite MOB acquisitions with less concern that policy changes will unexpectedly impact rent payments.

We also continue to believe in the long-term benefits of our senior housing operating portfolio based on the favorable demographics and our confidence in our SHOP team to manage our assets in an accretive way. As the Baby Boomer generation approaches their 80’s we believe that demand for high-quality, well-run and strategically located senior housing facilities will continue to increase.

We have worked diligently to construct a portfolio that is well diversified by geography and segment. Our complete US portfolio is dispersed across 31 states, with 74% of NOI coming from 10 states. As we mentioned before, 92% of NOI comes from the MOB and SHOP segments, with an 8% contribution from our triple-net leased healthcare facilities segment. Occupancy in the MOB and NNN segments of the portfolio has increased by 1.6% year over year, reflecting our continued efforts leasing space in these segments

Slide 7: Strategic Partners

One of the most important aspects of a well-run portfolio of healthcare related real estate is the quality of the tenants who occupy and operators who run our properties. Procuring well respected brands and developing strong partnerships with them is a core focus in our asset management strategy in order to deliver superior long-term benefits for not only HTI, but for the residents and practitioners who live and work at our properties.

This slide lists some of the leading brands we partner with. In HTI’s MOB portfolio, we have partners such as The University of Pittsburgh Medical Center, an integrated, global, non-profit health enterprise with over 87,000 employees, 40 hospitals and 700 clinical locations. In the SHOP portfolio we partner with core brands such as KR Management and Senior Lifestyle Corp.

As we grow our portfolio, we continue to look for high-quality tenants within HTI’s MOB portfolio and to further develop a roster of strong SHOP operators of whom we trust to provide the best care for residents at our facilities.

Slide 8: Robust Acquisitions Pipeline

Last year, we acquired nine properties for a contract purchase price of $85 million. We acquired eight MOB properties with a weighted average remaining lease term of 7.6 years at a 7.5% weighted average cap rate and one SHOP property for $33 million. So far in 2020, we have also closed on four MOB properties for a total contract purchase price of $26.3 million and four SHOP properties for $77.5 million.

We believe we have a strong cash position, and we will continue to seek acquisitions that we believe are attractively priced due to the ongoing disruption in the market.

I would now like to turn the call over to Katie Kurtz, HTI’s Chief Financial Officer.

Slide 9: Conservative Leverage Profile– (Katie Kurtz)

Thank you, Mike.

This slide provides a snapshot of HTI’s capital structure at the end of the fourth quarter 2019. Our net leverage was 38% at December 31, 2019 with net debt of approximately $1.1 billion at a weighted average interest rate of 4.0%.

As of December 31, 2019, the Company had a total of $887 million of secured debt comprised of $528 million in mortgage notes payable and $359 million of Fannie Mae Master Revolving Credit Facilities. The Fannie Mae debt is comprised of two facilities, one being arranged by KeyBank and the other by Capital One. Altogether, the Fannie Mae debt is secured by mortgages on 22 seniors housing properties. As of December 31, 2019, our unsecured corporate-level credit facility had an outstanding balance of $251 million, inclusive of the term loan component of $150 million. The weighted-average interest rate for the corporate-level credit facility at the end of the fourth quarter 2019 was approximately 4.0%. We continue to seek to improve the Company’s capital structure by extending our debt maturity profile, locking in long-term attractive financing rates and diversifying our debt mix.

On December 17, 2019, HTI completed a refinancing of its mortgage loan with Capital One, increasing the commitment to $378.5 million from $136.5 million and lowering the interest rate to 3.66% while extending the maturity to 2026.

Slide 10: Enhanced Operating Performance

HTI remains committed to increasing earnings through active portfolio management, accretive acquisitions and a continued focus on our capital structure. Comparing fourth quarter 2019 to fourth quarter 2018, Revenues from Tenants increased to $92.5 million from $91.8 million. While HTI drove revenue growth, the Company was also able to lower its cost of mortgage debt from 4.5% to 3.9% year-over-year while also decreasing our Net Leverage to 38.0% from 38.7%. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our Form 10-K and other SEC filings which are posted on our website and on sec.gov.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 11: Company Highlights – (Mike Weil)

HTI supports our high-quality portfolio with a robust acquisition program that has already closed over $100 million of acquisitions in 2020. We operate with a conservative balance sheet and seek to drive strong operational performance while working to decrease the Company’s overall leverage and interest expense.

Our management team is the key to achieving results based on its significant experience in the healthcare industry.

Slide 12: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

In addition to Katie, HTI is fortunate to have Leslie Michelson, who has more than 30 years of experience as a founder, CEO, investor, and advisor for a portfolio of entrepreneurial health care companies and an advocate for patient education and empowerment, as our non-executive chair and audit committee chair. Leslie has had a long career in healthcare and currently is the chairman of Private Health Management.

On the MOB real estate side, David Ruggiero and his team bring over 20 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is our portfolio asset manager and he ensures that our existing properties are leased, performing as expected and that our tenants’ needs are being met by local property managers.

Slide 13: Dedicated SHOP Team

Supplementing HTI’s leadership team, John Rimbach and his team are dedicated to managing our SHOP Portfolio

In 2018 HTI made a significant commitment to the SHOP segment of our portfolio and brought John and other key operating personnel from WESTLiving to HTI’s advisor to manage our SHOP properties. John’s team has extensive experience in the Seniors Housing space and has already made significant improvements to this segment of our portfolio, both operationally and through advising on potential real estate acquisitions and dispositions.

Slide 14: Strong Corporate Governance

HTI has an engaged board of directors, led by non-executive chair Leslie Michelson whom we mentioned earlier. Also serving on HTI’s board are Lee Elman, former Governor of Pennsylvania Ed Rendell, Elizabeth Tuppeny and B.J. Penn. The board is comprised of a majority of Independent directors, including an audit committee made up of only independent directors. In addition to their distinguished careers, several of our board members currently or formerly have served on the boards of publicly traded REITs.

Closing Statements – (Mike Weil)

Thank you for joining us today. We believe HTI has the portfolio and the intellectual capital in place to perform well in the current and future US Healthcare landscape. We are focused on the Medical Office and Seniors Housing segments of the Healthcare space because we believe these types of properties provide the best long-term risk-adjusted returns for the Company. We believe that our conservative balance sheet and ability to source transactions provide opportunities for the Company to grow in the future. For account information, including balances and the status of submitted paperwork or for any questions in general, please call us at (866) 902-0063. Thank you.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that later today a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com.

Thank you for attending today’s presentation. You may now disconnect.